Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Key Talking Points
Transformation Enables Each Business to Meet Its Unique Objectives and Customer Needs
•	Due to a balance of factors (Texas’ move to a fully competitive electric market, policy-maker and stakeholder feedback, new supplies announced by others, uncertainty in permitting process, evolving global climate debate), TXU re-visited its strategy with a new mindset.

•	The investor group approached the TXU Board with a proposal enabling TXU’s transformation — investing new capital in customer-focused, long-term innovation.

•	Unbundle three separate businesses to focus on distinct roles and customer needs (Oncor Electric Delivery, TXU Energy and Luminant Energy) — each with own management team and headquarters.
Different, More Responsive Approach to Meeting Near- and Long-Term Energy Challenges
•	Re-shape Generation Development Program
•	Meet near-term power needs with investments in energy conservation and efficiency programs, and construction of two units at Oak Grove and one unit at Sandow.

•	Suspend permitting on the eight coal-fueled reference plant units that were intended to address longer term needs; withdraw the reference plant permits upon closing of transaction.

•	Strategy provides opportunity for renewable/alternative energy sources and next-generation technologies to mature in order to help meet longer-term challenges.
•	Environmental Issues, Global Climate Change and New Technologies
•	Air quality: TXU remains committed to 20% reductions on key pollutants.

•	Substantial new investments in research, demand-side management: Expanded $400 million conservation and energy efficiency program, maintain program to double renewable wind power, IGCC evaluation, join Future Gen, and continued development of next-generation clean energy technology.

•	Significance of addressing global climate change: given evolution of this issue in recent months, acknowledge it must be addressed aggressively (including through conservation, energy efficiency, renewable wind and solar, nuclear, new technologies and alternative energy).

•	Transaction endorsed by Environmental Defense and Natural Resources Defense Council.
Immediate and Longer-Term Benefits to Customers and Other Stakeholders
•	Customer price reduction and price protection: 10% price cut (6% in approximately 30 days and 4% at closing of the transaction) — resulting in more than $300 million of annual savings for residential customers who haven’t already selected one of our lower-priced offers, and price protection through September 2008.

•	Demand-side management: Give customers tools to manage their own electric use through innovative new energy efficiency & conservation offerings.

•	Ongoing commitment to Texas and employees: Businesses remain headquartered in D/FW area.

•	Shareholder value: Investors receive a 25% premium.
Investor Group and Private Ownership Provide “Patient” Capital and World Class Capabilities
•	Investor group led by KKR and TPG provide patient capital, long-term vision, experience partnering with management teams to build great companies, and global relationships needed to drive long-term success.

•	Private ownership helps free TXU from short-term financial pressures affecting public companies

•	Notable Texans to advise and help govern company, including former Secretary of State James Baker and former EPA Administrator William Reilly
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.